CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century International Bond Funds of our reports dated December 16, 2016, relating to the financial statements and financial highlights, which appear in the American Century Emerging Markets Debt Fund’s, the American Century Global Bond Fund’s, and the American Century International Bond Fund’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers
Kansas City, Missouri
April 6, 2017